Exhibit 99.1

COMMUNITY BANCORP., LYNDONBANK AND NATIONAL BANK OF MIDDLEBURY ANNOUNCE BRANCH SALE

October 4, 2007

DERBY, LYNDONVILLE AND MIDDLEBURY, VT – Community Bancorp. (OTCBB: CMTV), the holding company for Community National Bank (“Community National”), LyndonBank (Pink Sheets: LYSB) and National Bank of Middlebury (“Middlebury”), announced today that they have entered into a letter of intent for the purchase by Middlebury of the Vergennes branch office of LyndonBank.  The parties expect to close the branch sale immediately following completion of the previously announced merger of LyndonBank with and into Community National.  The parties expect these transactions to close at or near year end, 2007.

Under the proposed terms, Middlebury will assume all of the deposits booked at LyndonBank’s Vergennes branch and will purchase certain branch loans and fixed assets, including the real estate.  Final terms of the proposed branch sale will be contained in a purchase and assumption agreement to be executed by Community National and Middlebury, and joined in by LyndonBank, containing customary representations, warranties, covenants and conditions to closing.  As of August 31, 2007, there were approximately $9.1 million in deposits booked to the Vergennes branch.

Commenting on the proposed branch sale, Community National Chairman and CEO Richard C. White stated, “This sale represents a strategic decision on the part of Community National to focus our financial and management resources following our merger with LyndonBank toward our core market area in northeastern and north central Vermont.  Our decision is based on the challenges presented by the Vergennes office’s distance from our other banking offices and our desire to focus on building our franchise in the new Franklin County and Lamoille County markets we will acquire in our merger with LyndonBank, which are closer to Community National’s existing markets.”

Charles Bucknam, President and CEO of LyndonBank stated, “Maintaining a high level of customer service is important to LyndonBank.  We believe that Middlebury will provide our Vergennes branch customers with the high level of personal service they deserve.  Like LyndonBank and Community National, National Bank of Middlebury has a relationship-oriented style of doing business and is committed to the communities it serves.  We look forward to working with Middlebury and Community National to provide a seamless transition for our Vergennes customers.”

“National Bank of Middlebury has a strong commitment to serving the banking needs of the communities in its market area,” said Ken Perine, President and CEO.  “We are pleased to be able to expand our presence in the Addison County market.  Vergennes is a great community with tremendous potential for the future and we look forward to serving the banking needs of our new Vergennes customers.”

Completion of the branch sale is subject to regulatory approval and contingent on completion of the Community National – LyndonBank merger.

About Community National Bank

Headquartered in Derby, Vermont, Community National Bank is an independent bank and wholly-owned subsidiary of Community Bancorp. that has been serving its communities since 1851, with offices located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier and Barre.  As of June 30, 2007, Community Bancorp.’s total consolidated assets, deposits and net loans were approximately $334.3 million, $280.5 million and $260.6 million, respectively.

About LyndonBank

Founded in 1884 and headquartered in Lyndonville, Vermont, LyndonBank serves customers through 7 banking offices and offers a variety of products for consumers, businesses, government agencies, and non-profit organizations.  As of June 30, 2007, LyndonBank’s total assets, deposits and net loans were approximately $159.6 million, $124.8 million and $109.8 million, respectively.

About National Bank of Middlebury

National Bank of Middlebury is a community bank and wholly-owned subsidiary of Middlebury National Corporation, founded in 1831 and headquartered in Middlebury, Vermont.  It serves customers through its five full service offices in Middlebury and Bristol in Addison County and Brandon in Rutland County. As of June 30, 2007, Middlebury National Corporation’s total consolidated assets, deposits and net loans were approximately $218.9 million, $176.9 million and $152.3 million, respectively.

For more information, please contact Richard C. White, Chairman and CEO, Community Bancorp. (802) 334-7915; Stephen P. Marsh, President and COO, Community National Bank (802) 334-7915; Charles W. Bucknam, President and CEO, LyndonBank (802) 626-1111; or G. Kenneth Perine, President and CEO, National Bank of Middlebury (802) 388-4982.